EXHIBIT 99.1
                                                             ------------



   HEIDRICK & STRUGGLES
   NEWS                                       FOR IMMEDIATE RELEASE

                Thomas J. Friel to Retire As Chairman of
                   Heidrick & Struggles at Annual Meeting


   CHICAGO (April 24, 2007) - Heidrick & Struggles International, Inc. (NASDAQ: HSII), the world's premier executive search and leadership consulting firm, today announced that Thomas J. Friel will retire as Chairman and a director at the company's Annual Meeting of Shareholders on May 24, 2007. The company expects to name his successor on that day. This completes the planned transition to the next generation of leadership that was begun following the 2006 Annual Meeting.

   "Heidrick & Struggles owes a great debt of gratitude to Tom for his many years of service to the company," said Chief Executive Officer Kevin Kelly. "His contributions to our business and the fundamental nature of our partnership culture are invaluable."

   Added Richard Beattie, Heidrick & Struggles' lead outside director:
   "Tom has been a steadfast leader for Heidrick & Struggles during a difficult time. When you look at the financial and operational results the firm has achieved over the past three years, Tom has played a key role in making them happen."

   Friel, 59, joined Heidrick & Struggles in 1979. During his 28-year tenure he has held multiple leadership roles, including Managing Partner of the Menlo Park office, co-founder and leader of the Technology Practice, Managing Partner of the company's Asia Pacific region, and President of Heidrick & Struggles Ventures. He was the company's Chief Executive Officer from 2003 to 2006.

   "Heidrick & Struggles is a unique and thriving company and it has been an honor to lead it. During my time here I have participated in our evolution from a mostly US-centric, founder-driven culture, to an era as an aggressive private company focused on global expansion, to our IPO in 1999 that set us on our current course as an integrated, global professional services company," said Friel. "Today I believe we are in an excellent position to achieve sustainable, long-term, profitable growth - and to enhance our reputation as the best firm in our profession."

   Friel holds an MBA from the Stanford University Graduate School of Business, where he currently serves on the Business School Advisory Council. He earned a bachelor's degree in industrial engineering from Purdue University and received the Purdue Engineering School's
   "Outstanding Graduate" award in 2005.





   In 2007 he was honored by the Associate of Executive Search
   Consultants (AESC) with the Gardner W. Heidrick award for outstanding contributions to the executive search profession.

   About Heidrick & Struggles International, Inc.

   Heidrick & Struggles International, Inc. is the world's premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

                                     ###

   Contact: Eric Sodorff at +1 312 496 1613 or esodorff@heidrick.com